Power Integrations Q203 Conference Call July 23, 2003	Exhibit 99.2 1

Key:	Balu: Balakrishnan – CEO

John:    John Cobb – CFO

Operator: Good afternoon and welcome to the Power Integrations Second Quarter 2003 Earnings Results Conference Call. Today’s call is being recorded. At this time, I would like to turn the conference over to the Chief Financial Officer, Mr. John Cobb. Please, go ahead, Mr. Cobb.

John: Good afternoon. Thank you for joining us to discuss Power Integrations 2nd Quarter Financial Results. I am John Cobb, Chief Financial Officer of Power Integrations. And with me today is Balu Balakrishnan, President and Chief Executive Officer.

Before we begin with an overview of the quarter, I would like to remind you that our discussion today will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business.

Forward-looking statements are denoted by such phrases and words as “will,” “believe,” “should,” “expect,” “outlook,” “anticipate,” and similar expressions that look toward future events or performance.

Forward-looking statements are based on current information that we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. We may also make forward-looking statements in response to your questions.

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Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially are discussed in our most recent report on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

I will now turn the call over to Balu who will take you through an overview of the business.

Balu?

Balu: Thank you, John, and good afternoon everyone. We are pleased to report strong financial results for the second quarter despite significant weakness in the cell phone market. In fact, we gained marketshare across a broad range of markets. Clearly, our diversification and market penetration strategy is working.

We achieved second quarter revenues of $29.8 million and net income of $4.2 million. Revenue growth was primarily driven by market penetration in the consumer and computer markets, which more than offset significant weakness in the communications market.

Earnings for the second quarter were $0.13 cents per share, which is at the high end of the guidance we gave in April. And the manufacturing cost improvements made over the last year enabled us to nearly double net income on 10% higher revenues year-over-year.

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This quarter was also significant with respect to the record number of new patents we were awarded. We added 10 new U.S. patents, bringing our total portfolio to 70 U.S. and 58 foreign patents. We not only have reinforced our leading intellectual property position in both the AC/DC and DC/DC markets, but our rate of innovation has increased. At the beginning of 2002, we had 29 U.S. patents. Thus, we have added 41 new U.S. patents in just one and a half years.

Our chief revenue drivers in the quarter continued to be TOPSwitch GX and TinySwitch II. Both products achieved a high level of design wins and they continue to help us further diversify our revenue mix. In addition to the ongoing success of TOPSwitch GX and TinySwitch II, we secured new design wins for LinkSwitch and DPASwitch, our latest products introduced last summer.

With that introduction, I will now discuss the performance in each of our market segments during the second quarter.

Revenues from our communications segment declined significantly from the first quarter due to overall weakness in the cell phone market and the excess hand-set inventory that has been widely reported. The decline in revenue was almost entirely from reduced direct and indirect shipments to our top tier cell phone customers. Shipments to our other customers, which consist mainly of Chinese manufacturers, remained relatively flat in spite of the reduced cell phone demand in China.

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Over the last year, we gained sizeable marketshare in the communications segment. In fact, communications revenue year-to-date was up nearly 16% compared to last year. We expect this market segment to be flat to slightly up in the second half of 2003.

Revenues from our two other main markets segments — computer and consumer — were both up sequentially. The increase in computer segment revenues was driven primarily by our marketshare growth in PC standby. In fact, our revenue from PC standby has grown 40% year-over-year, while the PC market has grown approximately 10% during the same time frame.

We attribute our dramatic growth in this application to the decision by many PC manufacturers to redesign their products to comply with President Bush’s one-watt Executive Order. I will talk more about this later.

We expect the computer segment to grow significantly during the remainder of 2003, driven primarily by market penetration into LCD monitors and PC standby.

Revenues from the consumer segment were also up significantly over the previous quarter due to our continuing market penetration into set-top boxes, DVD players and home appliances. Our growth in DVD players and home appliances was mainly driven by global energy efficiency requirements. Both TinySwitch II and TOPSwitch GX are designed into the latest generation of DVD players and home appliances.

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The growth in set-top boxes was driven by the success of TOPSwitch GX designs in this application. We expect revenues in the consumer segment to grow significantly in the second half of the year, as a result of our continued market penetration.

Revenues from the industrial segment, which had increased significantly in the first quarter, stayed relatively flat sequentially. We expect revenues in this segment to remain relatively flat in the second half of the year.

Based on the latest available data, we now believe our revenue mix by market for 2003 will be: Communications 37%; Consumer 27%; Computer 23%; Industrial 8%; and Other 5%.

Now let me turn to the status of our new products.

In the second quarter, we achieved a high level of design wins for both TOPSwitch GX and TinySwitch-II. Both product families, introduced approximately two and a half years ago, were once again major revenue drivers in the second quarter.

TOPSwitch GX, which targets applications between 10 and 250 watts, achieved design wins in all of our major market segments. In the computer segment, which had significant design wins in LCD monitors, as well as wins in LCD projectors, printers and server standby. In the consumer market, key design wins for TOPSwitch GX included set-top boxes, DVD players and home appliances.

We are very pleased with the number and diversity of design wins we have achieved with TOPSwitch-GX. As a result, we now

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expect TOPSwitch-GX to be a larger percentage of our revenue this year.

TinySwitch-II, which targets applications between 2 and 20 watts, also achieved design wins in all four of our major market segments. Significant design wins included cell phone chargers, PC standby, PDAs, DVD players and home appliances.

In PC standby, another large Japanese PC OEM selected TinySwitch-II to meet the one-watt standby requirement. To date, there are three major U.S. OEMs, two Japanese OEMs, and two Asian clone PC manufacturers using TinySwitch-II to meet this energy efficiency requirement. This has helped us achieve 40% year-over-year growth in PC standby revenue.

We anticipate the level of design wins for TinySwitch-II and TOPSwitch-GX to remain strong over the next several quarters, contributing significantly to revenue growth in 2003, 2004 and beyond.

Turning to our most recently introduced products, DPA-Switch and LinkSwitch:

DPA-Switch, our first DC/DC product, was introduced in June of 2002. In the second quarter, we had two low volume design wins — one in networking and the second one in server application. Between these design wins and those secured in the previous quarter, DPA-Switch is now designed into products in each of our four target DC/DC applications.

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The DC/DC target applications are: telecom and networking infrastructure; digital phones, including voice over IP; servers; and industrial. As anticipated, we have just started production shipments of DPA-Switch, which will generate initial revenue in the second half of this year.

LinkSwitch, which was introduced in September of 2002, is intended to replace the bulky linear transformers, also known as Energy Vampires, in the zero to 3-Watt range. We are excited to announce that we have started production shipment on a high-volume LinkSwitch design for a top 10 cell phone OEM.

This is a new end-customer for us who is using Power Integrations technology for the first time. This cell phone design win is significant because LinkSwitch has enabled us to penetrate a new high-volume end-customer by replacing linear transformers. LinkSwitch design activity continues to accelerate primarily in cell phones, cordless phones, home appliances and industrial applications.

Our updated forecast for revenue mix by product family in 2003 has changed slightly, with TOPSwitch-I and II projected to be at 19%, TOPSwitch-FX and GX at 28%, TinySwitch-I and II at 50%, LinkSwitch and DPA-Switch at 3%.

Turning to the energy efficiency front.

As you can see from our results today, more manufacturers are selecting our EcoSmart products to meet tougher energy efficiency regulations going into effect around the world. In

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the second quarter, energy efficiency was a major driver behind our performance in PC standby, DVD player and home appliance applications.

Increasingly stricter energy efficiency regulations help us in two different ways. First, they are encouraging manufacturers to redesign power supplies they may have otherwise left alone, giving us the opportunity to convert older technologies to our energy efficient products at a faster rate.

Second, it makes our EcoSmart solutions more cost competitive compared with discrete solutions, which typically require significant additional cost to achieve the same level of energy savings. Linear transformer based power supplies will simply be unable to meet most future energy efficiency requirements, even with added cost.

With our EcoSmart products capable of meeting all current and proposed energy efficiency regulations worldwide, we believe energy efficiency has been, and will continue to be, a major growth driver.

Now onto our near term outlook.

Visibility continues to be limited as evidenced by our 70% turns in the second quarter. As a back-end loaded quarter, it makes it that much more challenging to forecast the third quarter. However, based on available information, our estimate is for the revenues in the third quarter to increase 10% to 14% sequentially due to seasonality and continued market penetration.

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To achieve the mid-point of this range, we need turns similar to the second quarter.

We are expecting gross margins for the third quarter to be between 48% and 49%. As we explained last quarter, we have taken proactive pricing actions in certain cases over the last few quarters to maximize our top and bottom line growth. Market penetration remains our top priority and has helped us achieve strong financial performance even with little or no growth in our end markets.

Our cost reduction efforts are expected to lift our gross margins slightly in the fourth quarter. In addition to ongoing manufacturing cost reductions, we now expect significant cost benefits from the purchase of our facilities in San Jose, which John will talk about in more detail. We estimate gross margins for the year to be between 49% and 50%.

We are also on track with two long-term strategic initiatives – off shore testing and the addition of a third foundry, to lower costs and address future capacity needs. We began off shore testing on a small percentage of our products in the second quarter. We plan to gradually increase the percentage of products tested off shore over the next two years. We also have begun the qualification process with a third foundry, ZMD, which is based in Germany.

To summarize, in a market environment that is still full of uncertainty, I’m very pleased with our continued gains in

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marketshare and strength of our earnings. The diversification of our product and revenue base has helped us to stay on track.

We are confident that the continued execution of both our diversification and market penetration strategy will help us achieve our marketshare and financial goals this year. Our fundamental growth and earnings power, even under challenging market conditions, remains strong.

I will now turn the call over to John to review the financials.

John?

John: Thank you, Balu. As Balu explained, we had a very good second quarter. We grew our revenue despite the significant weakness in the communications market. These results further demonstrate our success in diversifying our revenue. In addition, through our continued focus on cost improvement, we were able to grow our net income 95% year-over-year while the revenue grew 10%.

Now, on to the details.

Net revenues in the second quarter were $29.8 million, an increase of 10% from $27.1 million reported in the same period last year, and an increase of 2% from $29.1 million reported in the first quarter.

In the second quarter, our gross margin was 50.8% of net revenues. This compares with 42% percent in the second quarter of 2002, and 51.8% last quarter. In the third quarter, we expect

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the gross margin to be in the range of 48% to 49%. The decline in gross margin is due to the proactive pricing actions discussed by Balu. In the fourth quarter, we expect our gross margin to improve slightly as a result of our ongoing cost reduction efforts.

Income from operations in the second quarter was $5.2 million, or 17.5% in net revenues, compared with $2.5 million, or 9.4% in the same period last year, and $5.3 million or 18.3% last quarter.

Net income for the second quarter was $4.2 million, or 13.9% in net revenues, compared with $2.1 million, or 7.8% in the same period last year, and $3.9 million or 13.4% last quarter.

Earnings per share for the second quarter were $0.13 cents on approximately 31.1 million shares outstanding. This compares with $0.07 cents per share in the second quarter of 2002, and $0.13 cents per share last quarter.

We have revised our effective tax rate for 2003. Previously, we were estimating a 30% tax rate. As a result of higher than expected tax credits, we are now estimating that our effective tax rate will be 28%. As a result, the second quarter reflects a year-to-date adjustment to the 28% rate. This adjustment did not change the earnings per share.

Looking at Operating Expenses:

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R&D spending in the second quarter was $4.2 million or 14% of net revenues, compared with $3.6 million or 13.4% in the same period last year, and $4.1 million or 14% last quarter.

Sales & Marketing expenditures, which include applications engineering, were $3.9 million in the second quarter, or 13.2% in net revenues, compared with $3.6 million, or 13.4% in the same period last year, and $4 million, or 13.9% in the prior quarter.

G&A spending in the second quarter was $1.8 million, or 6.1% of net revenues. This compares with $1.5 million, or 5.7% in the same period last year, and $1.6 million, or 5.6% of net revenues in the prior quarter.

Overall, our operating expenses increased 1.5% sequentially. As we discussed last quarter, we are adding sales and application engineering resources to support our revenue growth objectives. In addition, we are investing in strategic activities to support our long-term capacity requirements and cost objectives, such as qualifying ZMD as an additional foundry and increasing our offshore test capability. In the third and fourth quarters, we expect this incremental spending will be largely offset by the savings resulting from purchasing our buildings, which I will discuss later.

Moving to the balance sheet

Cash at the end of the second quarter was $116.9 million, an increase of $3.8 million from last quarter.

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Net accounts receivable were $11.1 million at the end of the second quarter, an increase from $9.6 million in the first quarter. Days sales outstanding on net receivables at the end of the quarter were 34 days, compared to 30 days the preceding quarter.

Net inventory at the end of the second quarter was $20.0 million, a decrease from the $20.6 million last quarter. The inventory turns in the second quarter were 2.9 compared with 2.7 last quarter. In the third quarter, we expect our inventory turns to increase slightly to reach our target range of 3 to 4.

Let me spend a moment explaining the financial impact of purchasing our buildings.

As we stated last quarter, we have signed a contract to purchase our two principal buildings for $30 million. In the second quarter, we paid a deposit of $3 million and we expect to pay the remaining $27 million when the transaction closes later this quarter. The purchase of the buildings will have two specific financial benefits:

First, we will receive a one-time benefit from the reversal of deferred rent. In accordance with generally accepted accounting principles, we have been accruing the difference between the rent paid and the straight line rent over the term of the lease. At the end of the second quarter, we had accrued $759,000 in deferred rent.

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As a result, our operating expenses in the third quarter will be reduced by $420,000. The remaining $339,000 will be reflected as a reduction of inventory cost and will benefit our gross margin in the fourth quarter.

Second, we estimate that owning the buildings will lower our ongoing operating facility cost approximately $600,000 per quarter. This cost reduction will begin in the fourth quarter and will benefit both operating expenses and production costs.

Our financial outlook, which includes the benefits from the buildings purchase, for the third quarter and for 2003 is as follows:

We expect revenues in the third quarter to increase 10% to 14% sequentially. Gross margin is expected to be in the range of 48% to 49%. Operating expenses are expected to be relatively flat sequentially. Earnings per share in the third quarter are expected to be in the range of $0.14 cents to $0.16 cents.

Based on the latest end-market information, we expect 2003 revenue to increase 15% to 20%. Gross margin for the year is expected to be in the range of 49% to 50%. Earnings per share are expected to be in the range of $0.55 cents to $0.60 cents.

That concludes our prepared remarks. Before we ask for questions, we would like to let you know that we plan to present at the following conferences:

•	CSFB Smallcap Conference in Boston on July 30th

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•	Adams Harkness & Hill Summer Seminar in Boston on August 5th

•	Kaufman Brothers Communications, Media and Technology Conference in New York on September 3rd

•	Smith Barney Citigroup Technology Conference in New York on September 4th

•	Sidoti and Company Second Annual Institutional Investor Forum in San Francisco on September 22nd

Operator, can you please open the lines for questions?

Operator: If you would like to ask a question at this time, please signal us by pressing the * key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, we ask that you please make sure your mute function is turned off in order to allow your signal to reach our equipment.

Once again, please press *1 to ask a question at this time. And we’ll take our first question from Jim Liang with Pacific Growth Equities.

Jim: Thank you. Guys, great quarter and strong outlook. I just wanted to ask a couple of questions. First of all, can you talk just a little bit more about the 10% to 14% growth in the September quarter as far as what gives you the level of confidence to achieve that?

Balu: There are several reasons behind our guidance. We look at all the available data. We also have the backlog in the beginning of the quarter and we know that it’s a backend loaded

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quarter. We have the forecast from our sales people, which gives us information on which products or which markets are growing.

Based on all these factors, we estimate that we’ll be between 10% and 14%.

John: And as we’ve said in the comments, it’s driven both by seasonality and market penetration.

Jim: Any particular end markets?

Balu: We said in the conference call that the computer and consumer markets are going to be the strongest in the second half of this year. The industrial market is going to be relatively flat and the communications market is going to be flat to slightly up.

Jim: Great. Can you talk about 10% customers?

John: Our two largest distributors were over 10%. Memec was 24% and Synnex was 23%. As we mentioned last quarter, last year, Samsung used to be a 10% customer and that was because we shipped all of the products directly to Samsung who then shipped it on to some of their suppliers.

Beginning in January, we began to ship directly to one of their largest suppliers. As a result, Samsung is not a 10% customer. However, our overall level of business with them is about the same as it was before. It’s just that we’re now shipping to one of their suppliers directly.

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Jim: Great. Just one last question. As far as your commentary about the business being relatively flat in the June quarter from the emerging ODM in China which is a little different from what some of the other commentaries were heard in terms of the weakness. Can you just give us a little flavor on that subject?

Balu: Yes, definitely. We believe part of the reasons we have remained flat is due to our strong market penetration in China. Another factor is that the Chinese cell phone manufacturers have appeared to gain marketshare over other international top tier manufacturers. That might have had some impact.

Even though the end market demand was publicized to be relatively low because of SARS, we haven’t seen the impact of that in our business to Chinese manufacturers.

Jim: Great, thank you very much.

Balu: Thanks, Jim.

Operator: And we’ll take our next question from Tore Svanberg with U.S. Bancorp Piper Jaffrey. Your line is open, please go ahead.

Jeremy: Good afternoon, this is Jeremy Kwan actually calling for Tore. Balu, can you or John discuss the relationship with your Japanese foundries? Are these long-term in nature or can you also talk about potential currency impacts and how that might affect your pricing?

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Balu: Sure, Jeremy. We have had long-term partnerships with MEI and OKI Semiconductors in Japan. I believe with MEI we are on the 12th year and with OKI we are in the 10th year of our agreement. We just extended our OKI agreement to 2008 and our contract with MEI is currently valid for another 2½ years. After that, it is subject to re-extension.

We also have very good relationship with MEI and OKI and we’ll continue to do business with them.

The reason we are adding a third foundry is to add additional capacity and also for cost competitiveness. There are a couple of other reasons that the ZMD foundry was chosen. ZMD has a benefit that they are in a different geography and they are dollar based.

The current foundries, MEI and OKI, are Yen-based foundries. However we have agreements with them to share the exchange rate changes. So any currency change from our nominal value is shared equally between us. Whereas the new foundry agreement with ZMD is totally dollar based, which is definitely an advantage.

Jeremy: Okay. I guess in terms of your new product initiatives, can you talk a little bit about, it might be a little too early, but if you can talk about 2004 and where you see potentially the LinkSwitch and DPASwitch playing out over that timeframe.

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Balu: Yeah, 2004 is I guess the first time in the history of the company that we will have four product families growing simultaneously in revenue.

TinySwitch II and TOPSwitch GX are still growing very strongly. We expect that to continue for the next 2 to 3 years. LinkSwitch and DPASwitch will start contributing revenue, significant revenue in the next year. They’ll contribute some revenue in the second half of this year.

Jeremy: Okay. One final housekeeping item. John, you mentioned the benefit you expect to receive from buying your buildings. Is that included in the gross margin operating expense guidance for the third quarter?

John: Yes.

Jeremy: Okay, thank you very much.

Operator: And we’ll move next to Sumit Dhanda with Bank of America.

Sumit: Hi. In terms of your expectations for the second half of the year, where you’re saying that the cell market will be up slightly for the back half of the year, are you expecting, or are you anticipating, any changes in the cell phone market to the positive side when you’re putting forth that guidance for that particular end market segment?

Balu: Based on our forecast, we see approximately flat to slight improvement. I’m sure all of us have heard that the reported

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inventory issues in the market will hold down the market probably for the next six months based on what we have heard. That is consistent with our forecast, which is why we think that it’s going to be flat to slightly up.

Sumit: Okay, the next question I have for you is you’re guiding to obviously significant sequential growth in the third quarter and I understand the aggressive pricing stance that you’re going to take here. But it seems like that there’s no real leverage on the gross margin line. Could you sort of address that in some more detail?

John: Our cost structure is highly variable so volume is typically not a major driver in our cost structure. Where we’ve obtained the cost reductions in the past have come from reducing test times, improving yields, reducing silicon costs, packaging costs, and volume is a piece of the equation but is not a major driver in our cost structure. As a fabless company it hasn’t been significant.

So the slight reduction in margins is – because of the proactive pricing that we have talked about for the last couple of quarters. We continue to make cost reductions and as we said, by the fourth quarter we expect our margin to start moving up from where we expect it to be in the third quarter.

Sumit: Okay, thank you.

Balu: You’re welcome, Sumit.

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Operator: And we’ll move next to Steve Smigie with Raymond-James.

Steve: Yes, thank you. Congratulations on a great quarter.

Balu and John: Thank you.

Steve: I was wondering if you could talk a little bit about your exposure to the DSL market and cable modem market. You didn’t mention those are going to be areas of growth but I was wondering if you might see some possible design wins there, any penetration there?

Balu: At the moment, we do have many design wins in the cable modems and DSL modems for the AC/DC power supply. And there’s also design activity with the DPASwitch in those areas. As a percentage of the communications business, it’s not very significant.

Steve: Okay. And then concerning the volume on LinkSwitch and DPASwitch, could you possibly quantify what the maximum size of these programs might be?

Balu: Well, the first high-volume production shipment on LinkSwitch as we mentioned is for a top 10 cell phone customer. It’s a pretty high volume design and we categorize usually high volume as, you know, over 100K per month.

We are very pleased with that for multiple reasons. One is, replacing linear transformers. Second, it is giving access to a brand new end customer who has never used Power Integrations

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technology, which was the main reason for introducing LinkSwitch. And there is significant amount of design activity going on with other cell phone customers and cordless phone customers and home appliance customers. So we are very optimistic about the future of LinkSwitch.

Steve: Okay. And the volume on DPA?

Balu: The volumes we have and the design wins we have to date, are relatively low volume. But we have many other design activities going on which are significantly higher volume but they’re not design wins yet. And by the way, we are very strict about how we count design wins. We don’t count design wins until we get a pre-production order.

Steve: Okay, thank you very much.

Balu: You’re welcome.

Operator: And we’ll move next to Brett Miller with A.G. Edwards.

Brett: Hi, John. Hi, Balu.

Balu and John: Hi.

Brett: I was curious if you could talk just a little bit about not just your pricing but the overall pricing in the market and how maybe discrete would react to your aggressive pricing, what you’ve seen out there from some of the other switch customers as well.

Balu: The proactive pricing adjustments we have made are not broad reductions in pricing. It is very specific to certain

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situations where we think there is some price elasticity and by being aggressive we can get a larger share of the market.

Our product pricing has not changed. This is very, very targeted, focused on large volume opportunities. As far as discrete pricing, they have been relatively stable and what I mean by relatively stable is their pricing – what you call, attrition or erosion has been pretty normal. Meaning, in the single digits, compared to what it was in 2002 and 2001 where it was well into double digits.

Brett: Right, that’s what I was getting at. So that seems to have stabilized to kind of a normal level now?

Balu: In the last two or three quarters, they have been relatively stable. In the fourth quarter of last year, I think I mentioned that that the passive components have double digit reduction but since then they’ve been stable also.

Brett: Okay. So people would notice your price changes. Last year, it was double digit declines and a free fall basically in the market. It would have been hard for you to compete but now you think on a price basis you guys can be noticed in the market on these targeted price reductions?

Balu: Again, I want to say that when I say people know this it is only those special situations where we have made these adjustments.

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Brett: And those are most with OEMs or are those going in to the actual merchant power suppliers?

Balu: Most of them are merchants.

Brett: Okay. Lastly, moving to the DPA product, it’s about different sales cycles that you guys do with the traditional power products. What do you guys do as far as beefing up maybe your field account engineers and whatnot to drive that sale directly to the OEMs of the design cycle?

Balu: Well, we are doing several things. We are obviously training all of our FAE’s but we are also training our 50 FAE’s because the DPA business is a much more fragmented business compared to the AC/DC power supply. There are a lot of smaller volume customers. And so we have to train our distribution FAEs, not only in the U.S., but also overseas.

The other thing that’s happening in the DC/DC business is that business is also gradually moving overseas. It used to be very U.S. centric. And what we’re finding is some of our early designs actually came from Asia, not from the U.S. as you would have expected.

The reason is that the Asian power supply customers are seeing DC/DC as a very lucrative market compared to the AC/DC market. And they particularly like the idea of using our technology which is fully integrated and makes it easier for them to design.

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Brett: Everyone wants a piece of Linear Technologies 75% gross margins. Okay, thank you all very much.

Balu and John: Thank you. You’re welcome.

Operator: And we’ll move next to Lee Zeltser with Needham and Company.

Lee: Hi, guys. I was wondering if you can talk about bookings during the quarter both the linearity in the quarter and if you can offer us a book to bill ratio.

Balu: We don’t provide book to bill ratio. We don’t find that very useful. But as we mentioned, we need approximately 70% turns this quarter to make the numbers. And we also mentioned that this is a back end loaded quarter, September and October are our strongest months in the year because of the seasonality of the retail market. About two-thirds of our business, we believe, ends up in the retail market, including PCs and cell phones.

So, based on that, Q3 is relatively non-linear because it is backend loaded, whereas Q2 is relatively linear.

Lee: Okay, so it wasn’t really much of a drastic spike towards the end of the quarter, end of June quarter in terms of shipments?

Balu: No.

Lee: Okay. And you mentioned pricing coming down or are you guys being aggressive with pricing? Any particular product family, specifically?

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Balu: No, it’s only specific situations where we think there is elasticity and we can grow business by being aggressive.

Lee: Okay, thank you very much.

Balu: You’re welcome.

Operator: And we’ll move next to Gus Richard with First Albany.

Gus: Hey, guys. Real quick, turns for the quarter, what was that?

John: 70%.

Gus: And then tax rate for ‘04?

John: We haven’t given any guidance on ‘04 yet.

Gus: For modeling purpose, should we assume just the continuation of 28%?

John: We haven’t given any guidance on ‘04 yet.

Gus: Okay. ASP for the quarter?

John: $0.51 cents.

Gus: And then for TOPSwitch, was it down sequentially slightly? It’s kind of flattening out now? Given your new guidance for the year—it looks like TOPSwitch was pretty flat sequentially. Is that the right assumption?

Balu: That would appear to be so. We did reduce the revenue for TOPSwitch compared to what we had earlier.

Gus: Right. And on a sequential basis, TOPSwitch was down a little bit?

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John: Down slightly.

Gus: Slightly, like a few hundred thousand? Is that about the right order of magnitude?

John: Yes.

Gus: Perfect. And then revenue for DPA and Link in the quarter, $100K to $200K, is that the right order of magnitude?

John: In Q2?

Gus: Yeah.

John: In Q2, it was negligible.

Gus: Negligible, okay.

John: These were very, very early shipments.

Gus: Okay, got it. And I think that’s it for me. Thanks.

John: Thanks, Gus.

Operator: And we’ll move next to Rob Adams with Kaufman Brothers.

Rob: Thanks, nice quarter. Obviously you’ve got a bit of a product mix shift going on here or at least an application or an end market shift in terms of the communications business being weaker in the consumer and computer business is picking up the slack.

Are you assuming though pretty much the same seasonality in terms of those end markets? Are we still looking at a pretty solid September/October? Or is there even just a slightest shift as a function of that?

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Balu: We don’t think there is much of a shift because if you look at the consumer market, obviously that has all of the seasonality associated with the retail business. A portion of the computer market is retail and a portion of the cell phone market, which is the majority of the communications market, is also retail. I don’t think this changes the seasonality very much.

Rob: Great, thanks very much.

Operator: And we’ll move next to Shawn Slayton with Ferris, Baker Watts.

Shawn: Hi, guys, good afternoon.

Balu and John: Hi, good afternoon.

Shawn: Balu, can you talk about the DPASwitch relative to LinkSwitch, address the addressable market size for DPA? I’ve been saying that LinkSwitch has a lot more potential in the near term, but is that correct?

Balu: That’s correct. The DPASwitch has an addressable market of approximately $200 million. Of course, the ASP is much higher. It’s in the order of $1.50, so the unit volume is accordingly lower than that.

LinkSwitch has a much higher unit volume, over a billion units, so the addressable market is approximately $350 million. And there are also other differences: LinkSwitch goes into a highly concentrated market like cell phones, cordless phones and

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home appliances where there are a lot of major players in the market.

So if you get a design win it’s usually a very high volume design win. Whereas the DPASwitch goes into a much more fragmented market where each design win usually has a much lower volume but higher ASP.

Shawn: Okay.

Balu: So, in some ways, what we’re seeing is that DPASwitch is more comparable to TOPSwitch GX in terms of the way it grows. It grows more slowly but more steadily whereas the LinkSwitch appears to be more like TinySwitch II, which has much faster growth because all it needs is one or two designs and the volume goes up significantly.

LinkSwitch has much more potential to grow faster than DPASwitch. However, DPASwitch will be growing for a longer period of time and much more steadily.

Shawn: Okay, thanks. Maybe for John, you got some ongoing cost reductions and then you had some additional cost reductions and get a hit, maybe in 2005 or 2006. For 2004, from a gross margin perspective, I know you don’t want to give specific guidance on gross margin for ‘04, but what can we expect? Are there going to be ongoing cost reductions in 2004 that impacts gross margins favorably or is it going to be a cost reduction story or an ASP/volume story for gross margin in 2004?

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John: As we’ve mentioned before, we continue to focus on cost reductions. We’re gradually increasing our offshore testing, which will provide some cost benefits. We also continue to focus on reducing our silicon costs, packaging costs, improving yields, and reducing test times. We will continue to get cost reductions.

Shawn: But then will we see most of the step function improvement in future quarters?

John: Well, we saw a very large step function last year. But we continue to focus on those areas that I mentioned and continue to reduce our cost in all those areas. In terms of what it does to our gross margin in 2004, it’s too early to say because we haven’t yet achieved all those cost reductions. Also, we’ll have to see what the market environment is like, and what our product mix looks like before we decide what to do with those cost reductions.

We will continue to focus on reducing our costs but at this point, it’s too early to guess what the impact would be on our gross margin.

Balu: Our goal is to continuously reduce costs so that at a minimum we can offset the price reduction. Of course, a lot depends upon what happens with competitive solutions. If everything was relatively stable, our target is to continue reducing prices to offset the erosion and also have some room to

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be either more competitive in the marketplace or improve our margins.

Shawn: Okay, one last question. Do you guys have a long-term gross margin model/goal as some companies do or as some companies talk about on their conference calls?

Balu: Well, our long-term range has been in the 45% to 50% since we went public. That was our goal. And in the bad years, we’ve been below 40%, in the good years we have been well above 50%.

I would say that this is probably still our long-term range, but obviously we would like to get as high a margin as we can get and so we are focusing very heavily on cost reductions. However, at the same time, if we can grow the market by being more aggressive, we will do so.

Shawn: Okay, I appreciate it. Thanks, guys, nice quarter.

Balu and John: Thanks.

Operator: And we’ll move next to Brad Burde with Sandler Capital Management.

Brad: Hi, guys. I hate to focus us back on the mundane, but for the 55 to 60 cents guidance for the year, does that include the reduced tax rate?

John: Yes.

Brad: So, you’re going to gain 1 to 2 cents as a benefit of the reduction in taxes, is that correct?

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John: Our EPS would be higher, about 1 to 2 cents at 28% tax rate as compared to 30%.

Brad: Okay, I just wanted to make certain I understood what was said. Thank you.

Operator: Once again, as a reminder, if you would like to ask a question at this time, please signal us by pressing the * key followed by the digit 1 on your touch-tone telephone. We’ll take our next question from J.D. Padgett with Founders Asset Management.

J.D.: Hi guys, good quarter. I don’t know if you specifically mentioned the hand-set business and how much that was down sequentially. I know you talked about ODMs being flattish.

Balu: Well, the hand-set business was down significantly. We didn’t actually mention a specific number. But as I said, interestingly, the business to Chinese customers was relatively flat. It was essentially flat between Q1 and Q2. The same was true between Q4 and Q1. So all of the decrease came from top tier customers and varied from customer to customer quite drastically.

J.D.: Did your revenue with Samsung track relative to their shipments as well?

Balu: That’s correct. It tracks almost exactly to their shipments.

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J.D.: Okay. And then within that segment of ODMs, did you see existing customers cancel or maybe push-out forecast and you were able to offset that by market share gains?

Balu: Well, most of the orders are very short-term orders. So we don’t see as many cancellations and push-outs as we don’t get any orders or we get less orders.

So if you look at the bookings, it’s not like it is discontinued. It’s just that it is a much lower rate than it has been with some of the top tier customers.

J.D.: But on the ODMs, you saw the booking rates for customers that you had been working with kind of entering the quarter fall off as they grappled with their inventory problems, but you were able to add new customers and gain penetration at those existing customers to offset it?

Balu: I would say that the large customers, the top-tier customers OEMs, their order rate was significantly lower than it used to be. And again, this varies and the actual reduction is quite different for each one of those top tier customers.

J.D.: I was thinking about just the Chinese guys because I don’t think there’s any way to say they didn’t have inventory problems. I was just trying to get at whether you had felt the reduction in orders from those guys already but that you just offset it by adding new customers and gaining share at those customers?

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Balu: That’s hard to say because we have so many customers in China. We have over 75 Chinese customers and almost all of them are distribution customers. What we have seen is that if you look at all of them, it’s been flat. We know we have been growing marketshare so we know that there has been a reduction in end demand which has been offset by marketshare growth. However, we don’t know the specifics of any individual customers because in many cases, in fact in most cases, we are shipping to a OEM manufacturer in China who is then selling it to a Chinese cell phone manufacturer. In some cases they are also selling to a Taiwanese ODM manufacturer.

J.D.: Okay. So the distribution partners kind of obscure that, but that seems to be what’s playing out.

Balu: Yeah.

J.D.: Okay. And then, John, on the savings from buying the buildings, with the reversal of the deferred rent, is that just a one-time thing that helps Q3 and Q4?

John: Yes, that’s correct. The savings really begin in Q3 because in Q3 we get the benefit to our operating expenses from the one-time reversal. But beginning in Q4, we get the ongoing savings. So while the initial one is a one-time benefit, it’s really kind of the start of the benefits.

J.D.: Right, but that’s factored into your guidance, that one-time benefit in Q3 and Q4 as well?

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John: Yes, it is.

J.D.: Okay, thank you.

Balu: You’re welcome.

Operator: This does conclude today’s question and answer session. I’d now like to turn the conference back over to Mr. Balu Balakrishnan for any additional or closing comments.

Balu: Thank you for joining us today and we look forward to seeing some of you at the upcoming conferences. Thank you.

Operator: This does conclude today’s conference. We thank you for your participation. You may now disconnect.

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